Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (together, with all documents referenced and/or incorporated herein, including, but not limited to, the Consulting Agreement (as hereafter defined), the “Agreement”) is made and entered into as of the Effective Date (as such term is defined below) by and between United Rentals, Inc. (“URI”) (URI and its subsidiaries, parents and other affiliates are referred to collectively as the “Company”), and Paul McDonnell (“Employee”). The purpose of this Agreement is to memorialize URI’s offer to provide Employee with the consideration described in Section 2 below in exchange for the promises and undertakings by Employee as set forth herein. This Agreement shall become effective as described in Section 10 below, provided that it is executed and delivered no later than as set forth in Section 9 below.

1. Separation of Employment. Employee agrees that Employee’s last day of employment with the Company is September 30, 2020 (the “Separation Date”).

2. Consideration. URI, in exchange for Employee’s execution and delivery of this Agreement, shall provide Employee with the following:

(a)

26 weeks (the “Severance Period”) of pay at a rate of $5,769.23 per week, paid in accordance with URI’s regular payroll schedule and procedures (provided that any then remaining amounts will be paid no later than March 15, 2021), subject to applicable withholdings, and commencing as soon as practicable following the Effective Date;

(b)

a single lump-sum payment equal to the AICP (Annual Cash Bonus) earned with respect to the period in which Employee was employed in 2020 (which Employee might have otherwise been eligible to receive if Employee remained employed through the bonus payment date), in an amount to be determined by the Company’s Compensation Committee, paid in accordance with URI’s regular payroll schedule and procedures, subject to applicable withholdings, and paid no later than March 15, 2021.

(c)	the Company shall vest Employee in:

2,696 RSUs in the aggregate from awards granted on March 6, 2018, March 11, 2019 and March 4, 2020 (Grant ID #s 0000000035302, 0000000035867 and 2020LTI382; which shall vest and be settled in accordance with the applicable award agreement (which will be no later than March 15, 2021)); and

Up to 6,290 PRSUs, in the aggregate, from awards granted on March 6, 2018, March 11, 2019 and March 4, 2020 (Grant ID #s PRSU201806, PSU20196 and PSU20196; which shall vest in an amount to be determined solely by the Company’s Compensation Committee and be settled in accordance with the applicable award agreement).

All other terms and conditions of these RSUs and PRSUs shall be governed in accordance with and subject to the provisions of the applicable agreements and Company plans pursuant to which such units were granted. Employee understands and agrees that Employee has no right to any other RSUs, PRSUs, options or other equity, except as identified above in this Section 2(c), and any such awards will be forfeited without consideration.

(d)	the opportunity to enter into the Consulting Services Agreement attached as Exhibit A, and the opportunity to earn the consideration described therein.

(e)

URI-paid medical, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period from the Separation Date through March 30, 2022, provided that Employee is actively enrolled in the Company’s medical, dental and vision plans as of the Separation Date, provided that Employee makes a timely COBRA election to continue such medical, dental and vision coverage, and provided further that URI may require Employee to pay any or all of the cost of such COBRA coverage from and after the date, if any, that Employee obtains alternate coverage from a new employer. Employee understands that this URI-paid COBRA coverage is subject to applicable withholdings. Employee agrees to promptly inform URI if Employee becomes eligible for medical, dental and/or vision coverage from a new employer prior to the end of the URI-paid coverage described above; and

(f)

(i) accrued but unpaid base salary for services rendered through the date of termination; (ii) any vacation accrued but unused as of the date of termination; (iii) any accrued but unpaid expenses required to be reimbursed in accordance with Section 3(e) of the Employment Agreement (as defined below); (iv) any compensation and/or benefits as may be due or payable in accordance with the terms and provisions of any employee benefit plans or programs of the Company (including, without limitation, the Company’s Relocation Program); and (v) such rights as Employee has under the terms of the Indemnification Agreement (as defined in the Employment Agreement).

Employee recognizes and agrees that Employee is receiving consideration under this Agreement that, absent this Agreement, Employee would not be entitled to receive, and that the consideration received under this Agreement is sufficient to support all of Employee’s obligations in this Agreement and each of the promises and covenants exchanged herein.

2.1 Insider Trading. Employee understands that federal and state securities laws prohibit, among other things, the sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. Employee acknowledges that his decision to exercise any option or sell any stock is still subject to all applicable laws and is at his sole discretion.

3. No Admission of Liability. The fact that URI is offering this Agreement to Employee should not be understood as an admission of liability or fault by the Company or any of the other “Released Parties” (as defined below) or that any of the Released Parties has violated Employee’s rights (or the rights of anyone else), any statute or law, or breached any duty or obligation in any manner whatsoever.

4. Release and other Promises. The intent of this Section is to secure certain promises by Employee, such as, but not limited to, Employee’s promise not to sue the Company, or any individual or entity connected with the Company or any of the other Released Parties, for any harm Employee may claim to have suffered in connection with Employee’s employment or the termination of Employee’s employment. Accordingly, in exchange for the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee (on his own behalf and on behalf of his dependents, heirs, executors, trustees and administrators (and his and their legal representatives of every kind)) hereby agrees as follows:

(a)

Release. Except as otherwise expressly provided in this Agreement, Employee hereby releases and forever discharges the Company, and the Company’s respective direct and indirect parents, affiliates, subsidiaries and benefit plans, and each such entity’s present and former and/or future “Representatives” (as defined below), as well as any predecessors, future successors, assigns and/or estates of any of the foregoing (hereinafter collectively referred to as the “Released Parties”), from any and all liabilities, causes of action, suits, proceedings, agreements, promises, damages, disputes, controversies, contentions, grievances, internal review or resolution processes, differences, judgments, debts, claims and demands of any kind whatsoever, both in law and in equity, known or unknown, fixed or contingent, asserted or unasserted, that are capable of being released by private agreement (hereinafter collectively referred to as the “Claims”), and which (i) Employee may have or claim to have based upon or in any way related to Employee’s employment or termination of employment with the Company, or (ii) otherwise involve facts that occurred on or prior to the date that Employee signed this Agreement. For purposes of this Agreement, “Representatives” shall mean officers, employees, directors, stockholders, agents, partners, managers, plan administrators, financial and legal advisors, insurers, fiduciaries, present or prospective lenders or investors, in their individual and/or representative capacities.

Such released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1871; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay); the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act of 1990; and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment, each as amended. This includes but is not limited to any and all Claims growing out of any legal restrictions on the Company’s right to terminate its employees, including specifically the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”). Such released Claims also include, without limitation, any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any Company employee benefit plan or program arising under any Company policy, procedure, or employee benefit plan; any and all Claims under any policy or procedure of the Company; any and all Claims for wages, commissions, bonuses, equity, continued employment with the Company in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorney’s fees and costs.

(b)

Release of Claims Under the Age Discrimination in Employment Act of 1967, as amended. The Claims released by Employee pursuant to Section 4 also include any and all Claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act of 1990.

(c)

Remedy for Breach of Promises. If Employee commences, continues, joins in, or in any other manner attempts to assert any Claim released herein against the Released Parties, or otherwise breaches the promises made in this Agreement (including the Consulting Agreement attached hereto) or the Employment Agreement (as defined below), or any Restricted Stock Unit or other equity agreement between Employee and the Company (the “RSU Agreements”), Employee shall reimburse the Released Parties for all attorneys’ fees incurred by the Released Parties in defending such a Claim (or prosecuting such a breach) and URI shall have a right to the return of all amounts paid and the value of all benefits provided to Employee pursuant to this Agreement (and/or pursuant to the Consulting Agreement), and to cease furnishing to Employee any further payments and benefits described in this Agreement (and/or the Consulting Agreement); provided that this right of return of such amounts and the cessation of payment of further amounts and benefits is without prejudice to the Released Parties’ other rights hereunder, including, but not limited to, the restrictive covenants contained and/or incorporated herein and the general release of any and all Claims against the Released Parties.

(d)

Representations; Covenant Not to Sue. Employee hereby agrees, represents and warrants to URI that, except as otherwise provided below, (A) Employee has not filed, caused or permitted to be filed any pending proceeding against any of the other Released Parties, nor has Employee agreed to do any of the foregoing, (B) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Agreement, and (C) Employee will not, and hereby waives Employee’s right to, initiate or participate in any putative or certified class, collective or multi-party action/proceeding against any of the Released Parties.

(e)

Continued Confidentiality Obligation. In consideration of the foregoing, from the date hereof forward, Employee will not, directly or indirectly, use or disclose the Company’s trade secrets or other Confidential Information. For purposes of this Agreement, “Confidential Information” means information which is valuable to the Company and not generally known to the public, and includes, but is not limited to: business, strategic and marketing plans and forecasts, and the past results of such plans and forecasts; business, pricing and management methods; employee handbooks, operations manuals and best practices memoranda; finances, strategies, systems, research, surveys, plans, reports, recommendations and conclusions; names of, arrangements with, or other information relating to, the Company’s customers, equipment suppliers, manufacturers, financiers, owners or operators, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; technical information, work product and know-how; cost, operating, and other management information systems, and other software and programming; the name of any company or business, any part of which is or at any time was a candidate for potential acquisition by the Company, together with all analyses and other information which the Company has generated, compiled or otherwise obtained with respect to such candidate, business or potential acquisition, or with respect to the potential effect of such acquisition on the Company’s business, assets, financial results or prospects; and the Company’s trade secrets (note that some of the information listed above may also be a trade secret). Employee acknowledges that his access to and use of the aforementioned information allowed him to successfully cultivate relationships and develop good will with the Company’s customers, suppliers, manufacturers, finders, brokers, and other persons who had a business relationship with the Company. Further, Employee shall keep this Agreement confidential and Employee shall not disclose the Agreement’s existence or terms to anyone except for Employee’s spouse, attorneys or financial advisors, or except as required by law or if necessary in order to enforce this Agreement. Employee understands that nothing in this Agreement prevents Employee from cooperating with any government investigation, making a truthful statement or complaint to law enforcement or a government agency, testifying under oath to law enforcement or a government agency, or from complying with a properly-served and lawfully-issued subpoena or similar order issued by a government agency or court of competent jurisdiction. Employee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Employee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(f)

Nondisparagement. Except as otherwise provided below, Employee hereby covenants and promises (i) not to make any disparaging remarks or statements, orally or in writing, directly or indirectly, and regardless of whether or not such remarks or statements are truthful, nor take any actions, which in any way could disparage the Company or any of the other Released Parties, or which could harm the reputation and/or goodwill of the Company or any of the other Released Parties, and (ii) to refrain from any conduct, activity, or conversation which is intended to, or does, interfere with or disparage the relationships between the Company, and its customers, suppliers, shareholders, financiers, or others. For purposes of this Section, “disparage” shall include any negative statement, whether written or oral, about the Company. The Parties agree and acknowledge that this non-disparagement provision is a material term of this Agreement.

(g)

Cooperation with the Company. Except as otherwise provided herein, Employee shall fully cooperate and assist the Company in any transition matter, investigation, litigation or other matter in which the Company is involved and regarding which the Employee has or may have information. Such cooperation and assistance shall be provided at a time and in a manner which is mutually agreeable to Employee and the Company, and may include tasks such as, but not limited to, participating in telephone interviews, creating or providing documents or other materials, executing affidavits or declarations, submitting to depositions, providing testimony and generally cooperating with the Company in transition matters, or in investigating or defending its position with reference to the litigation or other disputed matter. Employee will be reimbursed in accordance with the Company’s expense reimbursement policy for any reasonable out-of-pocket expenses Employee may incur in fulfilling Employee’s obligations under this subparagraph.

(h)

Agreement Not To Compete and Other Restrictive Covenants. The following covenants are made by Employee in partial consideration for the promises and other benefits conveyed by the Company under this Agreement, including, but not limited to, the Consideration set forth in Section 2.

1.

For a period of 24 months from the Separation Date, Employee will not, directly or indirectly (whether as an owner, partner, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons):

A.

In any Restricted Area (as hereinafter defined), be employed or retained by any person or entity who or which then competes with the Company in the Restricted Area to any reasonable extent, or directly or indirectly own any interest in any such person or entity or render to it any consulting, brokerage, contracting, financial or other services or any advice, assistance or other accommodation;

i.

Though not an exclusive list, Employee shall be deemed to be employed or retained in the Restricted Area if Employee reports or provides services to any office(s) or facility(ies) in the Restricted Area; if Employee has one or more offices or territories in the Restricted Area; if Employee is assigned to one or more offices or territories in the Restricted Area; if Employee performs any duties or renders any advice in, or with respect to any competitive facility or business activities in, the Restricted Area; if Employee engages in any conduct, or is employed or provides services to any person or entity which engages in any conduct, which is prohibited to the Employee under this Section 4(h) by: a) using any telecommunication equipment or device (including without limitation any telephone, modem, intranet or extranet, internet or satellite communications device) that is physically located in the Restricted Area to communicate with any person, whether or not such person is physically located in the Restricted Area, or b) using any telecommunication equipment or device (including without limitation any telephone, modem, intranet or extranet, internet or satellite communications device) located outside the Restricted Area to communicate with any person located in the Restricted Area; or if Employee would be deemed to be employed or retained in the Restricted Area pursuant to applicable law. Employee acknowledges that the Company does business in the Restricted Area (as defined below), that the Company maintains customer goodwill and relationships throughout the Restricted Area, and that while employed with the Company Employee did perform duties, or had company-wide management, marketing, financial or sales responsibilities as an executive throughout the Restricted Area on behalf of the Company. Employee further acknowledges that the above restrictions are necessary to protect those interests and in order to avoid the inevitable disclosure of the Company’s Confidential Information and/or trade secrets.

ii.	A “Restricted Area” means each of the following:

a.

the states of 1) Alabama, 2) Alaska, 3) Arizona, 4) Arkansas, 5) California, 6) Colorado, 7) Connecticut, 8) Delaware, 9) Florida, 10) Georgia, 11) Hawaii, 12) Idaho, 13) Illinois, 14) Indiana, 15) Iowa, 16) Kansas, 17) Kentucky, 18) Louisiana, 19) Maine, 20) Maryland (including the District of Columbia), 21) Massachusetts, 22) Michigan, 23) Minnesota, 24) Mississippi, 25) Missouri, 26) Montana, 27) Nebraska, 28) Nevada, 29) New Hampshire, 30) New Jersey, 31) New Mexico, 32) New York, 33) North Carolina, 34) North Dakota, 35) Ohio, 36) Oklahoma, 37) Oregon, 38) Pennsylvania, 39) Rhode Island, 40) South Carolina, 41) South Dakota, 42) Tennessee, 43) Texas, 44) Utah, 45) Vermont, 46) Virginia, 47) Washington, 48) West Virginia, 49) Wisconsin, and 50) Wyoming;

b.

the Canadian Provinces of 1) New Brunswick, 2) Newfoundland and Labrador, 3) Nova Scotia, 4) Ontario, 5) Prince Edward Island, 6) Quebec, 7) Manitoba, 8) Saskatchewan, 9) Alberta, and 10) British Columbia;

c.

any state in the United States in which the Company conducts any equipment rental, contractor supply or other equipment-related activity, it being agreed that each state is one unitary market for purposes of the Company’s business;

d.

any province in Canada in which the Company conducts any equipment rental, contractor supply or other equipment-related activity, it being agreed that each province is one unitary market for purposes of the Company’s business;

e.	the countries of 1) United Kingdom, 2) France, 3) Germany, 4) Netherlands, and 5) any country in Europe in which the Company has or will conduct any business (With respect to

Europe only, a competing business shall mean only such business(es) in which the Company, at that time, engaged, and any other future business(es) in which the Company has taken substantive steps towards engaging, in any European country or portion thereof;

f.

regardless of the state or province, the area within a 50 mile radius of any office or facility of the Company in which or in relation to which Employee shall have performed any duties, or had management, marketing, fleet, safety, financial, sales, corporate or other responsibilities, for the Company during the two year period preceding the termination of his employment;

g.

any geographic area for which Employee had management, marketing, fleet, safety, financial or sales responsibilities at any time during the two year period immediately preceding the termination of Employee’s employment with the Company; and

h.

the geographic area(s) in which or about which Employee had involvement in the development, review, use, presentation, or implementation of Confidential Information during the two year period preceding the termination of his or her employment.

B.

Be employed or retained anywhere in the Restricted Area by a Similar Entity (as hereinafter defined), or directly or indirectly own any interest in any Similar Entity or render to it any consulting or other services. A “Similar Entity” means each of:

i.

each of the following: 1) Aggreko, 2) Ahern Rentals, 3) CAT Rental, 4) H & E Equipment, 5) Herc Rentals, 6) Home Depot (rental operations), 7) Mobile Mini, 8) Sunstate Equipment, 9) Sunbelt Rentals, 10) Synergy Equipment, 11) any company that competes with the Company and is listed on the most recent “RER 100” list, and 12) any affiliate or dealer of any of the foregoing;

ii.

any entity which at any time during the term of Employee’s employment was a candidate for acquisition by or merger with the Company (provided Employee was aware of the possibility of such acquisition or merger); and

iii.	any entity which owns or owned any assets or facility which were acquired by the Company (provided Employee was involved in or otherwise related to such acquisition).

C.

In the Restricted Area, be employed or retained in, or accept or operate in, any position, in which Employee may provide the same or substantially similar services that Employee performed for or on behalf of the Company at any time during the 12 month period immediately preceding the termination of Employee’s employment with the Company (a “Substantially Similar Position”), or which would involve managing or supervising others in a Substantially Similar Position, with or on behalf of any person or entity who or which then competes with the Company to any extent;

D.

In the Restricted Area, be employed or retained in, or accept or operate in, a Substantially Similar Position, or which would involve managing or supervising others in a Substantially Similar Position, with or on behalf of any Similar Entity;

E.

In the Restricted Area, be employed or retained in, or accept or operate in, any position, for any Similar Entity, that could require the use or disclosure of, or could benefit from, any Confidential Information possessed by Employee;

F.

Solicit or accept the business of, or call upon, any customer or potential customer of the Company with whom Employee dealt, on behalf of the Company, at any time during the 12 month period immediately preceding the termination of his or her employment with the Company, for the purpose of providing any product or service reasonably deemed competitive with any product or service then offered by the Company;

G.

Solicit or accept the business of, call upon, contact, or communicate or interfere with, any person or entity, or affiliate of any such person or entity, who or which is or was a customer of the Company at any time during the period of Employee’s employment, resulting in and/or for the purpose of providing or obtaining any product or service reasonably deemed competitive with any product or service then offered by the Company; provided, however, that this limitation shall apply only with respect to persons or entities with whom Employee had a business relationship, with whom Employee communicated, with whom Employee transacted business, or about whom Employee had Confidential Information while employed by the Company;

H.

Solicit the business of, call upon, contact, or communicate or interfere with, any person or entity, or affiliate of any such person or entity, who or which is or was a supplier, manufacturer, finder, broker, or other person who had a business relationship with the Company or who was a prospect for a business relationship with the Company at any time during the period of Employee’s employment, resulting in and/or for the purpose of providing or obtaining any product or service reasonably deemed competitive with any product or service then offered by the Company; provided, however, that this limitation shall apply only with respect to persons or entities with whom Employee had a business relationship, with whom Employee communicated, with whom Employee transacted business, or about whom Employee had Confidential Information while employed by the Company;

I.

Call upon or assist in the acquisition of any company which was, during the term of Employee’s employment, either called upon by an employee of the Company or by a broker or other third party, for possible acquisition by the Company or for which an employee of the Company or other person made an acquisition analysis for the Company; and/or

J.

Own any interest in or be employed by or provide any services to any person or entity which engages in any conduct which is prohibited to Employee under this Section 4(h) (this provision shall not prohibit Employee’s ownership of less than 5% of the outstanding common stock of a publicly-traded company).

2.

For a period of 24 months from the Separation Date, Employee will not, directly or indirectly (whether as an owner, partner, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons):

A.

Approve, solicit or retain, or discuss the employment or retention (whether as an employee, consultant or otherwise) of any person who was an employee of the Company at any time during the one-year period preceding the termination of Employee’s employment by the Company; or

B.	Solicit or encourage any person to leave the employ of the Company.

3.

Before taking any position with any person or entity during the 24 month period following the Separation Date, Employee will give prior written notice to the Company of the name of such person or entity, as well as the assigned location, duties and responsibilities related to the position under consideration by Employee. Employee understands and expressly agrees that the obligation to provide written notice under this subsection is a material term of this Agreement, and that the failure to provide such notice shall be a material breach of this Agreement, and shall constitute a presumption that any employment about which he or she failed to give notice violates Section 4(h) and/or would necessarily result in a violation of Section 4(h) of this Agreement. Irrespective of whether such notice is given, the Company shall be entitled to advise any person or entity of the provisions of this Agreement, and to correspond and otherwise deal with any person or entity to ensure that the provisions of this Agreement are enforced and duly discharged.

4.

All time periods in Section 4(h) of this Agreement shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Agreement and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action the Company seeks to enforce the agreements and covenants in this Agreement or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

5.

Employee understands that the provisions of this Agreement have been carefully designed to restrict his activities to the minimum extent that is consistent with law and the Company’s legitimate interests. Employee has carefully considered these restrictions, and Employee confirms that they are reasonable in their terms, including duration and geographic scope, and that they will not unduly restrict Employee’s ability to obtain a livelihood. Employee has heretofore engaged in businesses other than the business in which Employee engaged on behalf of the Company.

6.

Employee acknowledges that monetary damages will be inadequate and the Company will be irreparably damaged if the provisions of this Agreement are not specifically enforced. Employee agrees that, in the event of a breach or threatened breach of this Agreement, the Company shall be entitled, among other remedies (i) to an injunction temporarily, preliminarily, and/or permanently restraining any violation of this Agreement (without any bond or other security being required) by Employee and by any person or entity to whom Employee provides or proposes to provide any services in violation of this Agreement, (ii) to require Employee to hold in a constructive trust, account for and pay over to the Company all compensation and other benefits which Employee shall derive as a result of any action or omission which is a violation of any provision of this Agreement, (iii) to require Employee to account for and pay over to the Company any net profit earned by the Employee from the exercise, and/or vesting during the 12-month period prior to the termination of his employment, of any stock options and/or restricted stock issued to him by the Company, and (iv) to require Employee to hold in a constructive trust, account for and pay over to the Company all compensation and other benefits which Employee shall derive under this Agreement (including without limitation the Consulting Agreement).

7.

The terms and provisions of this Section 4(h) are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement will thereby be affected. The courts enforcing this Agreement shall be entitled to reform or modify the duration, scope or other provision of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as reformed/modified shall be enforced.

8.

Employee and the Company enter into this Agreement based on the mutual understanding that the provisions hereof are fair, reasonable, and enforceable under all applicable law(s). By entering into this Agreement and accepting the consideration provided herein, Employee agrees not to challenge the enforceability of this Agreement. This is an independent promise and a material term on which the Company relies. If Employee challenges the enforceability of the restrictions described in Section 4(h), then the value of the payments described in Section 2 shall be reduced by 90%, and such reduction is without prejudice to the Released Parties’ other rights hereunder, including, but not limited to, the restrictive covenants contained herein and the general release of any and all Claims against the Released Parties. To the extent any of the payments described in Section 2 have been paid at the time of such challenge, the Company shall be entitled to reimbursement of 90% of the paid amount, and shall be entitled to pay only 10% of any remaining payments.

(i)

Inventions and Intellectual Property. Employee hereby assigns and agrees to assign all Employee’s interests in any and all conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which were conceived or made by Employee, solely or jointly with another, while employed by the Company and which are related to the business or activities of the Company or which Employee conceived as a result of his employment by the Company. Employee also agrees that all works created by him were considered work made for hire and prepared by Employee within the scope of his employment by the Company and Employee further agrees to assign, and hereby does assign automatically, all such work to the Company. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters of Patent or Copyright of the United States or any foreign country or to otherwise protect the Company’s interest therein. These obligations shall continue beyond the termination of employment and shall be binding upon Employee’s assigns, executors, administrators and other legal representatives.

(j)

No Interference with Rights. Employee understands that nothing in this Agreement shall be construed to prohibit Employee from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, and/or any federal, state or local agency, although by signing this Agreement, Employee understands that he is waiving any right to receive individual relief based on claims asserted in such a charge or complaint, except where such a waiver is prohibited. Employee understands that Employee’s release of claims as contained in this Agreement does not extend to any rights Employee may have under any laws governing the filing of claims for unemployment, state disability insurance, and/or workers’ compensation benefits. Employee further understands that nothing herein shall be construed to prohibit Employee from: (a) challenging the Company’s failure to comply with its promises to make payment and provide other consideration under this Agreement; (b) asserting Employee’s right to any vested benefits to which Employee is entitled pursuant to the terms of the applicable plans and/or applicable law; (c) challenging the knowing and voluntary nature of Employee’s release of claims under the Age Discrimination in Employment Act of 1967; and/or (d) asserting any claim that cannot lawfully be waived by private agreement.

(k)

IMPORTANT NOTICE TO ALL EMPLOYEES UNDER 18 U.S.C. SECTION 1833(B): Although the Company is committed to the protection of its Confidential Information and/or Trade Secrets, you should be aware that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

5. Acknowledgments. By signing this Agreement below, Employee hereby acknowledges as follows:

(a)

Sufficiency of Consideration. The payments and benefits received by Employee pursuant to Section 2 of this Agreement in exchange for the release contained in Section 4 and the other promises contained in this Agreement (and all incorporated agreements), are greater in value than anything else which Employee may have otherwise been entitled under any other agreement or Company separation, benefit or compensation policy if Employee did not execute this Agreement (including the Consulting Agreement attached hereto); if Employee accepts and is rehired by the Company during the Severance Period, all payments and benefits described in Section 2 above shall cease upon Employee’s rehire date, and the cessation of such payments and benefits is without prejudice to the Released Parties’ rights hereunder, including any right to the general release of any and all Claims against the Released Parties;

(b)

No Other Wages or Benefits Due. Except as described in this Agreement, Employee has been paid all wages and attendant benefits due Employee from the Company in consideration of the services Employee rendered while employed by the Company, including, but not limited to, vacation pay, sick or disability pay, overtime pay, holiday pay, expense reimbursement, bonuses, and any and all monetary or other benefits that are or were due Employee pursuant to any agreement or the policies of the Company in effect prior to the Separation Date. Employee agrees that Employee has no claim to, or interest in, any stock options, stock grants, RSUs, shares, LTIP units, or other equity or incentive compensation. Employee furthermore affirms that Employee has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and/or any applicable federal or state law, that Employee has not filed or caused to be filed any Claim related to such leave and that no basis for a Claim related thereto exists;

(c)

Entire Agreement; Prior Agreements. This Agreement, including the plans and/or other agreements referenced in or incorporated into this Agreement, including without limitation the Consulting Agreement, contains the entire agreement between Employee and the Company regarding the subject matter hereto and, as such, fully supersedes any and all prior agreements or understandings between Employee and the Company pertaining to the subject matter addressed in this Agreement, including the Employment Agreement, dated October 31, 2018 (the “Employment Agreement”); provided, however, that this Agreement shall not supersede, replace, or otherwise affect in any manner, the restrictive covenant provisions or other post-employment obligations, including, without limitation, the non-competition provisions, contained in the Employment Agreement and contained in the RSU Agreements. The Company and Employee acknowledge that the only consulting agreement between the Company and Employee is the Consulting Services Agreement attached hereto and executed contemporaneously herewith (the “Consulting Agreement”). Nothing contained herein shall adversely affect or impair the Company’s right to enforce any of the restrictive covenants or other post-employment obligations contained in the Employment Agreement and/or RSU Agreements, whether in addition to or in lieu of this Agreement (including without limitation the Consulting Agreement), at the Company’s sole discretion. Employee agrees that Employee’s post-employment obligations under the Employment Agreement and RSU Agreements shall remain in effect and enforceable in accordance with the terms of the Employment Agreement and RSU Agreements and Employee hereby reaffirms those obligations. Employee agrees that his obligations under Section 4(h) above, as well as in the Consulting Agreement, supplement and are in addition to, and shall not supersede, modify or otherwise affect, his obligations under the Employment Agreement and RSU Agreements. Notwithstanding the foregoing, the consideration described in Section 2 above discharges any obligation of the Company to provide Employee with any payments that may be described within the Employment Agreement and RSU Agreements, and Employee has no right to any such payments now or in the future. Employee has carefully read and fully understands all of the provisions of this Agreement. In agreeing to the terms of this Agreement, Employee is not relying upon any written or oral promise or representation made to Employee by any employee or representative of the Company, other than the promises contained herein. This Agreement may not be amended, superseded, cancelled or terminated other than in writing signed by both Employee and URI or its attorney or other designated representative.

(d)

Tax Liability. Employee agrees and acknowledges that Employee is solely liable and responsible for any taxes of any kind that result from this Agreement or the payments and benefits provided hereunder.

(e)

Repayment of Amounts Owed to the Company. Employee agrees and acknowledges that the payments described in Section 2 may be reduced by any amount Employee owes to the Company including, but not limited to: overdrawn sick or vacation time; overpaid salary or commissions; outstanding loans, advances or relocation benefits; and personal expenses charged to the Company. Notwithstanding the foregoing, the Company agrees that Employee’s termination of employment shall not give rise to any repayment obligation by Employee with respect to the Company’s Relocation Program.

6. Severability. If any section, provision or clause of this Agreement, or any portion thereof, is held void or unenforceable, the remainder of such section, provision or clause, and all other sections, provisions or clauses of this Agreement, shall remain in full force and effect as if the section, provision or clause determined to be void or unenforceable had not been contained herein; provided, however, that if Employee is declared entitled to litigate any Claims settled by the terms of this Agreement by a court of competent jurisdiction as designated below, then Employee shall remit to URI the payments made and the value of the benefits provided to Employee pursuant to this Agreement prior to and as a condition precedent to the commencement or continuation of any proceedings related to such Claims, but Employee shall continue to be bound by his obligations set forth in Sections 4(e), 4(f), 4(g) and 4(h).

7. Return of Company Property. Employee shall promptly return to the Company all property of the Company that Employee may have in Employee’s possession, custody or control, including, but not limited to, all written and electronic copies of any reports; records; documents; customer lists; customer pricing information; customer files or records; customer contracts; calendars; customer contact information (including the name or other identifying information of any customer of the Company or its affiliates), software, door and file keys, computer access codes or disks, employee handbooks or manuals, written financial information, business plans, all recordings, all electronic mail or other physical or personal property (including all copies and photocopies thereof) prepared or obtained by Employee, or which came into Employee’s possession during Employee’s employment with the Company. Additionally, Employee hereby promises not to retain any copies, duplicates, reproductions or excerpts of any of the above information and Employee hereby agrees that Employee is under a continuing obligation to return all property of the Company and all copies thereof and if, in the event that subsequent to the signing of this Agreement Employee becomes aware of any Company property in Employee’s possession, custody or control, Employee will return such property to the Company immediately and will not retain any copies. Upon return of all Company property, and at the Company’s request, Employee agrees to sign an affidavit acknowledging and representing that Employee has returned all Company property as required by this Section 7.

8. Choice of Law; Forum; Jury Waiver. This Agreement, as well as the Employment Agreement and RSU Agreements shall be governed by the laws of the State of Connecticut, without regard to its conflict of laws principles. The interpretation and enforcement of the provisions of this Agreement, as well as the Employment Agreement and RSU Agreements, shall be resolved and determined exclusively by the state or federal courts sitting in Connecticut, and such courts are hereby granted exclusive jurisdiction for such purpose. Employee hereby acknowledges that, in the performance of his duties, Employee maintained significant contacts with the Company’s corporate offices in Connecticut, including, without limitation, routine telephone and email communications, access to corporate databases maintained in Connecticut, and payment of business related travel and entertainment expenses. URI AND THE EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

9. Opportunity For Review; Miscellaneous. Employee represents and warrants that Employee (A) has had at least 21 days to consider this Agreement, (B) has read this Agreement, (C) understands all the terms and conditions hereof, (D) is not incompetent or had a guardian, conservator or trustee appointed for Employee, (E) has entered into this Agreement of Employee’s own free will and volition, (F) has duly executed and delivered this Agreement, (G) understands that Employee is responsible for Employee’s own attorneys’ fees and costs, (H) has had the opportunity to review this Agreement with counsel, (I) understands that Employee has been given an opportunity to review this Agreement before signing the Agreement and that if Employee does not sign and deliver this Agreement within 52 days of Employee’s Separation Date, URI shall have no obligation to enter into this Agreement, Employee shall not be entitled to receive the payments and benefits provided for hereunder, and the Separation Date shall be unaltered; (J) understands that this Agreement does not waive any rights or Claims that may arise after this Agreement is signed; and (K) understands this Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms. Employee has been and is hereby advised to consult an attorney and any other advisor of Employee’s choice prior to signing this Agreement. This Agreement may be executed digitally, electronically and/or by facsimile, and may be transmitted digitally, electronically, and/or by facsimile, in any number of counterparts, each of which upon execution and delivery shall be considered an original for all purposes; provided, however, all such counterparts shall, together, upon execution and delivery, constitute one and the same instrument.

10. Effective Date and Revocation. This Agreement shall become effective on the 8th day following the date Employee signs this Agreement (the “Effective Date”). Employee may revoke this Agreement to the terms hereof at any time during the 7 day period immediately following the date of Employee’s signature below by delivering written notice of Employee’s revocation to URI. In the event of such revocation, Employee shall not receive and shall not be entitled to receive the Consideration described in Section 2 above.

11. No Waiver. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein. This Agreement is intended, among other things, to supplement the applicable common and/or statutory laws and does not in any way abrogate any of the obligations or duties Employee otherwise owes to the Company.

12. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, legal representatives, successors and permitted assigns. Employee may not assign either this Agreement or any of Employee’s rights, interests or obligations hereunder. Employee hereby agrees and acknowledges that the Company may assign any or all of its rights and interest hereunder, including, but not limited to, Employee’s agreements contained in Section 4 hereof, without the consent of Employee, to any person or entity that acquires any of the assets of the Company, or to any affiliate of the Company, or to any entity with which the Company merges or consolidates.

13. Section 409A of the Code. The Company makes no representations regarding the tax implications of the compensation, payments and benefits to be paid to Employee under this Agreement, including, without limitation, under Section 409A of the Code. Employee and the Company agree that in the event the Company reasonably determines that the terms hereof would result in Employee being subject to tax under Section 409A of the Code, Employee and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder. The Company hereby advises Employee to consult with a tax attorney/advisor regarding the tax implications of signing this Agreement. Employee acknowledges and agrees that the Company shall have no liability to Employee or otherwise if payments under this Agreement are subject to the additional tax and penalties under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if any payment or benefit to Employee under this Agreement that is payable on account of Employee’s separation from service constitutes “deferred compensation” within the meaning of Section 409A of the Code, and Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), the Company shall delay commencement of any such payment or benefit until the first business day which is six months after the Separation Date (or earlier death). Each payment or delivery under this Agreement will be treated as a separate payment or delivery for purposes of Section 409A.

EMPLOYEE IS HEREBY ADVISED THAT EMPLOYEE HAS AT LEAST 21 CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL 21 CALENDAR DAY REVIEW PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT.

ACCEPTED AND AGREED		United Rentals, Inc.

/s/ Paul McDonnell	By:	/s/ Craig Pintoff
Paul McDonnell
Title: EVP, Chief Administrative and Legal Officer
Signed at (city/state): Stamford, CT	Signed at (city, state): Stamford, CT
Dated: September 21, 2020	Dated: September 21, 2020

Exhibit A

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”), made as of the date signed below, is between United Rentals, Inc., a Delaware corporation, and its affiliates, having offices at 100 First Stamford Place, Suite 700, Stamford, CT 06902 (“United Rentals”), and Paul McDonnell an individual (“Consultant” or “Supplier”).

W I T N E S S E T H:

WHEREAS, United Rentals wishes to avail itself of Consultant’s experience and knowledge by retaining Consultant to provide consulting services to United Rentals upon the terms and conditions hereinafter set forth; and

WHEREAS, Consultant desires to perform such services.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, United Rentals and Consultant agree as follows:

1.	CONSULTANT WORK

Consultant agrees to perform the following functions for United Rentals (the “Work”):

•	Transition and such other duties as United Rentals may assign from time to time.

Consultant shall not have the authority to bind or contract on behalf of United Rentals in the performance of these duties or for any other purpose.

2.	TERM

This Agreement shall remain in effect for a period of 104 weeks (the “Term”).

3.	PERFORMANCE OF WORK

(a) Consultant represents that Consultant has the capability, expertise and means required to perform the Work.

(b) Consultant will perform the Work in a diligent and workmanlike manner consistent with the best professional standards and practices. Consultant will also perform the Work in accordance with all applicable and existing laws, regulations and ordinances, and United Rentals’ policies, standards and specifications as are made known to Consultant by United Rentals.

(c) In performing the Work, Consultant will be available at such times as agreed upon between United Rentals and Consultant. Consultant shall make best efforts to respond to any inquiry from United Rentals within 24 hours. Without limiting in any way Consultant’s obligations under this Section 3, United Rentals and Consultant confirm that it is currently anticipated that your duties as a consultant would decrease to no more than 20% of the average level of services performed by Consultant during his last three years of employment with United Rentals.

(d) In performing any Work on the premises of United Rentals, Consultant will comply with all conduct, security, safety and fire prevention rules applicable to those premises. Consultant further understands and agrees that Consultant accepts for himself, his heirs, assigns and representatives, and on his and their respective behalves hereby releases United Rentals and its Representatives (as defined below) from, any and all risks and hazards arising out of this Agreement and Consultant’s performance of Consultant’s obligations hereunder. For purposes of this Agreement, “Representatives” shall mean officers, employees, directors, stockholders, agents, partners, managers, plan administrators, financial and legal advisors, insurers, fiduciaries, present or prospective lenders or investors, in their individual and/or representative capacities.

4.	PAYMENT FOR WORK; EXPENSES

During the Term, United Rentals will Consultant at a rate of $10,608.08 per week, paid in substantially equal installments accordance with United Rentals’ regular payroll schedule and procedures, to Consultant for performance of the Work.

Except for pre-approved expenses incurred by Consultant at United Rentals’ request in connection with the Work, Consultant shall be fully and solely responsible for all costs and expenses incident to the Work performed for United Rentals under this Agreement, including, but not limited to, the cost of any travel, tools, equipment, materials, and insurance that may be needed to complete the Work. All approved travel will be in accordance with Attachment B – Consultant Travel Policy. No sales, payroll or employment taxes of any kind (including, but not limited to, FICA, FUTA, federal or state personal income taxes, state disability insurance taxes, and state unemployment taxes) shall be withheld or paid with respect to any payments to Consultant. United Rentals and Consultant agree that Consultant is fully and solely responsible for filing appropriate tax returns, sales tax payment, social security contributions and any other relevant payments to government authorities.

5.	RECORDS; AUDIT

Consultant will maintain true and correct records relating to all Work performed, including any special costs for which payment is to be made to Consultant under this Agreement. Consultant will retain these records for 36 months following the last month during which Work was performed under this Agreement. Consultant will provide to United Rentals on request and at no cost to United Rentals, copies of documents supporting special costs Consultant has invoiced to United Rentals. United Rentals will also have the right, at United Rentals’ expense and from time to time (but not unreasonably frequently) during the term of this Agreement, and within the above 36 month period, to audit all records of Consultant in connection with time and special costs invoiced to United Rentals. A copy of the audit results will be provided to Consultant. If the audit results show payment due either Consultant or United Rentals, this payment will be made (on a net basis) within 30 days of the audit results being provided to Consultant.

6.	CONFIDENTIAL AND PROPRIETARY INFORMATION

(a) In performing the Work, Consultant may be exposed to the confidential and/or proprietary information of United Rentals and others. Consultant will hold in confidence and refrain from using or disclosing to any third party, without United Rentals’ prior written consent, any information relating to United Rentals’ business, financial affairs, products, processes or technology that United Rentals may furnish to Consultant or that may be developed in the course of, or in connection with, Consultant’s performing the Work. Consultant’s obligations of confidentiality and non-use under this paragraph will remain in effect following termination of this Agreement.

(b) All memoranda, papers, letters, notes, notebooks and all copies thereof in any way relating to the business or affairs of United Rentals, or any United Rentals property, will be immediately returned by Consultant to United Rentals upon request.

(c) Consultant agrees that any inventions, improvements or developments that Consultant makes, conceives or devises, either solely or jointly, as a result of performance of the Work, during the term of this Agreement or within 6 months thereafter:

(i)	Will be promptly disclosed to United Rentals;

(ii)	Is the sole and exclusive property of United Rentals, to be patented or not as United Rentals sees fit; and

(iii)

Consultant will assign all rights in such inventions, improvements or developments to United Rentals. Consultant will otherwise cooperate with United Rentals, at United Rentals’ expense, in prosecution of any patent application that United Rentals elects to undertake covering the invention, improvement or development.

(d) Consultant acknowledges that any Work prepared by Consultant under this Agreement will be considered “work for hire” and the exclusive property of United Rentals unless otherwise agreed in writing between United Rentals and Consultant. To the extent such work may not be deemed a “work for hire” under applicable law, Consultant hereby assigns to United Rentals all right, title and interest in and to Consultant’s copyrights or any other intellectual property rights to such Work. Consultant will execute and deliver to United Rentals such instruments of transfer and take such other actions as United Rentals may reasonably request, including, without limitation, executing and filing, at United Rentals’ expense, copyright applications and other documents required for the protection of United Rentals’ rights to such materials.

7. ENFORCEMENT OF AGREEMENT

If either Consultant or United Rentals is successful in any suit for damages for breach of this Agreement, including nonpayment of invoices, or to enforce this Agreement or to enjoin the other party from violating this Agreement, the prevailing party will be entitled to recover as part of its damages its reasonable attorneys’ fees, costs and expenses to bring and maintain any such suit.

8. INDEPENDENT CONTRACTOR

Consultant’s relationship with United Rentals is that of an independent contractor. Nothing in this Agreement is to be construed as designating Consultant an employee, agent, joint venturer, or partner of United Rentals.

9. NOTICE

Any notice that may be given, or is required to be given, under this Agreement, will be in writing and will be delivered personally, sent by facsimile or by certified mail, postage prepaid, return receipt requested and addressed to the receiving party at the address listed above or such other address as may be designated by either party hereafter in writing.

10. ASSIGNMENT

Consultant’s rights under this Agreement may not be assigned, and Consultant’s obligations under this Agreement may not be delegated, in whole or in part, by Consultant. United Rentals may assign its rights and delegate its obligations under this Agreement.

11. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between United Rentals and Consultant on the subject matter of Consultant’s performing consulting work for United Rentals and is intended to take the place of and terminate any and all prior agreements between the parties related to that subject matter. Notwithstanding the foregoing, nothing contained herein shall affect or impair the parties rights under: a) the Severance Agreement and General Release between United Rentals and Consultant to which this Agreement is attached (the “Severance Agreement”). Employee understands that any consideration to which he might be entitled under this Agreement is contingent upon his full compliance with this Agreement and with the Severance Agreement. Employee understands that any post-employment obligations contained in such RSU Agreement(s) are independent of and in addition to those contained in this Agreement. This Agreement may not be modified except by means of a separate written document, signed by both United Rentals and Consultant, that expressly refers to this Agreement. Any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement or any amendments or exhibits hereto.

12. SEVERABILITY

Should any section or provision of this Agreement be held to be void, invalid or inoperative, it shall not affect any other section or provision hereof, and the remainder of this Agreement shall be effective as though such void, invalid, or inoperative section or provision had not been contained herein.

13. GOVERNING LAW

This Agreement shall in all respects be constructed according to the laws of the State of Connecticut, without regard to its conflict of laws principles. Consultant hereby agrees that the interpretation and enforcement of the provisions of this Agreement shall be resolved and determined exclusively by the state court sitting in Fairfield County, Connecticut or the federal courts in the District of Connecticut and Consultant hereby consents that such courts be granted exclusive jurisdiction for such purpose.

14. NON-COMPETITION COVENANTS

During the Term of this Agreement, Consultant will not, directly or indirectly (whether through affiliates, relatives or otherwise):

(a) in any Restricted Area (as hereinafter defined), be employed or retained by any person or entity who or which then competes with United Rentals to any extent, nor will Consultant directly or indirectly own any interest in any such person or entity or render to it any consulting, brokerage, contracting, financial or other services or any advice, assistance or other accommodation.

(i) For purposes of this Agreement, “Restricted Area” means each of the following: (A) the states of: 1) Alabama, 2) Alaska, 3) Arizona, 4) Arkansas, 5) California, 6) Colorado, 7) Connecticut, 8) Delaware, 9) Florida, 10) Georgia, 11) Hawaii, 12) Idaho, 13) Illinois, 14) Indiana, 15) Iowa, 16) Kansas, 17) Kentucky, 18) Louisiana, 19) Maine, 20) Maryland (including the District of Columbia),

21) Massachusetts, 22) Michigan, 23) Minnesota, 24) Mississippi, 25) Missouri, 26) Montana, 27) Nebraska, 28) Nevada, 29) New Hampshire, 30) New Jersey, 31) New Mexico, 32) New York, 33) North Carolina, 34) North Dakota, 35) Ohio, 36) Oklahoma, 37) Oregon, 38) Pennsylvania, 39) Rhode Island, 40) South Carolina, 41) South Dakota, 42) Tennessee, 43) Texas, 44) Utah, 45) Vermont, 46) Virginia, 47) Washington, 48) West Virginia, 49) Wisconsin, and 50) Wyoming; (B) the Canadian Provinces of 1) New Brunswick, 2) Newfoundland and Labrador, 3) Nova Scotia, 4) Ontario, 5) Prince Edward Island, 6) Quebec, 7) Manitoba, 8) Saskatchewan, 9) Alberta, and 10) British Columbia; (C) any state in the United States and any province in Canada in which United Rentals conducts any business during the term of this Agreement; D) the countries of 1) United Kingdom, 2) France, 3) Germany, 4) Netherlands, 5) Poland, and 6) any country in Europe in which United Rentals has or will conduct any business (with respect to Europe only, a competing business shall mean only such business(es) in which United Rentals, at that time, engaged, and any other future business(es) in which United Rentals has taken substantive steps towards engaging, in any European country or portion thereof); (E) the area within a 50 mile radius of any office or facility of United Rentals (whether foreign or domestic) in which United Rentals conducts any business during the term of this Agreement; (F) the geographic area(s) in which or in relation to which Consultant shall have performed any duties, or had management, financial, sales, corporate, or other responsibilities, for United Rentals; and (G) the geographic area(s) in which or about which Consultant had involvement in the development, review, use, presentation, or implementation of Confidential Information.

(b) in the Restricted Area, be employed or retained by, or accept or operate in, any position that could require the use or disclosure of, or could benefit from, any Confidential Information possessed by Consultant;

(c) solicit or accept the business of, or call upon, any person or entity, or affiliate of any such person or entity, who or which is or was a customer, supplier, manufacturer, finder, broker, or other person who had a business relationship with United Rentals or who was a prospect for a business relationship with United Rentals at any time during the term of this Agreement, for the purpose of providing or obtaining any product or service reasonably deemed competitive with any product or service then offered by United Rentals.

(d) call upon or assist in the acquisition of any company which was, during the term of this Agreement, either called upon by an employee of United Rentals or by a broker or other third party, for possible acquisition by United Rentals or for which an employee of United Rentals or other person made an acquisition analysis for United Rentals; or

(e) own any interest in or be employed by or provide any services to any person or entity which engages in any conduct which is prohibited to Consultant under this Section.

The above covenants made by Consultant were material inducements to United Rentals in deciding to enter into this Agreement. The court(s) enforcing this Agreement shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced.

15. NON-SOLICITATION COVENANTS

During the Term of this Agreement, Consultant will not, directly or indirectly (whether through affiliates, relatives or otherwise):

(a) approve, solicit or retain, or discuss the employment or retention (whether as an employee, consultant or otherwise) of any person who was an employee of United Rentals at any time during the term of this Agreement; or

(b) solicit or encourage any person to leave the employ of United Rentals.

16. MISCELLANEOUS

(a) Except as specifically stated in this Agreement, Consultant is neither authorized nor empowered to act as United Rentals’ agent for any purpose or to enter into any contract or undertaking of any kind or to make any promise or give any warranty or representation, with respect to any United Rentals products or any other matter, unless otherwise previously agreed to in writing.

(b) Consultant is free to pursue other work for other clients or customers, provided such other work in no way presents a conflict of interest. During the term of this Agreement, Consultant will not assist any person or entity in competing with United Rentals directly or indirectly, in preparing to compete with United Rentals or in hiring any employees of United Rentals. Consultant will not at any time (whether during or after the term of this Agreement) make any statement, written or oral, or take any other action relating to United Rentals or its officers, directors or employees that would disparage or otherwise harm those entities and individuals, their businesses or reputations.

(c) This Agreement is for contractual consulting services. Consultant has control and discretion over how, when and where the Work is to be performed. As an independent contractor, Consultant is: (a) free from control and direction in connection with the performance of Consultant’s services under this Agreement; (b) performing work outside of the usual course of business of United Rentals; and (c) customarily engaged in an independent business that provides work of the nature to be performed by Consultant under this Agreement. In no event shall this Agreement be construed as creating an employer/employee relationship. Consultant further understands that Consultant has an obligation to ensure that any other agents, employees, officers, directors, members and/or shareholders who or which provide services pursuant to this Agreement fully abide by the terms of this Agreement, including but not limited to, the trade secrets, confidentiality, non-solicitation, non-competition and non-disparagement obligations set forth above.

(d) Consultant has no contractual commitments (including without limitation any non-competition, non-solicitation, proprietary information and inventions, shareholders’, investors’ or similar agreement) to other parties which are inconsistent with Consultant’s obligations to United Rentals.

(e) Consultant agrees to comply fully with the terms of United Rentals Ethics Policy, a copy of which is attached hereto as Attachment A, as the same may be amended from time to time. Consultant understands that not all rules and policies applicable to Consultant’s activities are contained in this Agreement, and Consultant agrees to abide by any other rules and policies that United Rentals currently has or may adopt or amend from time to time.

(f) Consultant will not be eligible to participate in any United Rentals employee benefit plan, policy, program or practice, including, but not limited to, vacation pay, holiday pay, health insurance, unemployment insurance, workers’ compensation insurance, and fringe benefit plan.

(g) No workers’ compensation insurance shall be obtained by United Rentals on account of Consultant or any of Consultant’s employees or subcontractors. Instead, since Consultant is an independent contractor, Consultant hereby affirms Consultant has obtained all workers’ compensation insurance required by law. Consultant further affirms that Consultant has complied with all international, federal, state and local laws regarding visas, business permits and licenses that may be required to complete the work to be performed under this Agreement.

(h) To the fullest extent permitted by law, Consultant shall defend, indemnify and hold United Rentals (including its affiliates, and their respective officers, directors, employees, successors, subcontractors, licensees, assigns, and customers) harmless from liability, and promptly reimburse United Rentals, for any and all claims, losses, costs, damages, judgments, penalties, and liabilities of any kind (including attorneys’ fees) arising out of: 1) possession, use, sale, or resale, as applicable, of the Work, in accordance with this Agreement, including infringement of intellectual property rights, misappropriation of trade secrets, and violations of rights of privacy and publicity; 2) personal injury (including death), property damage, or any other damage resulting from (or claimed to result from), in whole or in part, (i) any defect in the Work, (ii) Consultant’s breach of any express or implied warranty, (iii) Consultant’s negligence or willful misconduct, or (iv) violation of any law, order, rule, or regulation by providing the Services; 3) Consultant’s breach of this Agreement; 4) any act or omission of Consultant.

(j) Consultant hereby acknowledges that Consultant is aware that United Rentals is a public company and that U.S. securities laws restrict persons with material non-public information about a company (obtained directly or indirectly from that company) from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(k) This Agreement may be executed digitally, electronically and/or by facsimile, and may be transmitted digitally, electronically, and/or by facsimile, in any number of counterparts, each of which upon execution and delivery shall be considered an original for all purposes; provided, however, all such counterparts shall, together, upon execution and delivery, constitute one and the same instrument.

(l) Consultant acknowledges that monetary damages regarding any breach of Sections 6, 14 or 15 of this Agreement will be inadequate and United Rentals will be irreparably damaged if the provisions of Sections 6, 14 and 15 of this Agreement are not specifically enforced. Consultant agrees that, in the event of a breach or threatened breach of this Agreement, United Rentals shall be entitled, among other remedies (i) to an injunction temporarily, preliminarily, and/or permanently restraining any violation of this Agreement (without any bond or other security being required) by Consultant and by any person or entity to whom Consultant provides or proposes to provide any services in violation of this Agreement, (ii) to require Consultant to hold in a constructive trust, account for and pay over to United Rentals all compensation and other benefits which Consultant shall derive under this Agreement (and/or under the Severance Agreement), and/or (iii) to require Consultant to hold in a constructive trust, account for and pay over to United Rentals all compensation and other benefits which Consultant shall derive as a result of any action or omission which is a violation of any provision of this Agreement.

(m) The Company makes no representations regarding the tax implications of the compensation, payments and benefits to be paid to Consultant under this Agreement, including, without limitation, under Section 409A of the Code. Consultant and the Company agree that in the event the Company reasonably determines that the terms hereof would result in Consultant being subject to tax under Section 409A of the Code, Consultant and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder. The Company hereby advises Consultant to consult with a tax attorney/advisor regarding the tax implications of signing this Agreement. Consultant acknowledges and agrees that the Company shall have no liability to Consultant or otherwise if payments under this Agreement are subject to the additional tax and penalties under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if any payment or benefit to Consultant under this Agreement that is payable on account of Consultant’s separation from service constitutes “deferred compensation” within the meaning of Section 409A of the Code, and Consultant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), the Company shall delay commencement of any such payment or benefit until the first business day which is six months after the Separation Date (or earlier death). Each payment or delivery under this Agreement will be treated as a separate payment or delivery for purposes of Section 409A.

IN WITNESS WHEREOF, United Rentals and Consultant, intending to be legally bound, have caused this Agreement to be duly executed effective on the date stated below.

UNITED RENTALS, INC.		CONSULTANT:

By:	/s/ Craig Pintoff	/s/ Paul McDonnell
Title: EVP, Chief Administrative and Legal Officer		Paul McDonnell
Signed at (city/state): Stamford, CT		Signed at (city/state): Stamford, CT
Date: September 21, 2020		Date: September 21, 2020

ATTACHMENT A

ETHICS POLICY

1. General.

Suppliers often are grateful for Company’s business and sometimes wish to express that appreciation in a tangible way. The result may be a very positive and well-meaning gesture that nonetheless puts both Company and Supplier in a particularly difficult position. In order to prevent that from happening, Company has clearly defined the responsibilities that Company’s employees have when interacting with Suppliers. Company expects that both its employees and Suppliers will always comply with the highest ethical standards.

2. Specific Prohibitions.

Suppliers may not provide, or offer to provide, directly or indirectly, to employees or officers of Company, gifts or favors~~,~~ of any kind, including gratuities, including but not limited to: (a) money or gift certificates, (b) stock, bonds, or any other evidence of ownership or obligation of any value, (c) loans of any value, (d) free services or discounts (i.e., not available to the public), (e) lodging, use of facilities, transportation (other than local transportation, e.g., from airport to Supplier’s location), (f) liquor or gift baskets, (g) offers of entertainment (whether at Supplier’s home, offices or other location) such as show tickets, admission, or passes to sporting events, concerts, performances or other events, golf, fishing trips, or other activities, (h) meals (except as described below), or (i) other items or services of value (except as described below). Supplier may not enter into business arrangements with employees or officers of Company unless such employees or officers are acting as representatives of Company.

3. Meals.

Suppliers should not routinely provide or offer to provide meals. However, meals may be offered or provided to the extent that they may be required for the effective conduct of business. Further, if Company’s employee(s) have traveled to Supplier’s site, Supplier may provide or pay for meals as long as: (1) the meal is appropriate, (2) the meal is not extravagant, (3) providing or paying for the meal fully complies with Supplier’s rules and policies, and (4) the meal is related to the effective conduct of business.

4. No Kickbacks.

Suppliers should not provide any form of bonus, incentive, kickback or other remuneration to any employee or agent of Company for any reason including as a reward for past purchases of Products, to induce current purchases of Product or Services or to influence future purchases of Products or Services.

5. Exception.

Supplier may provide promotional items with an apparent value of less than $150.00 (e.g., calendars, pens).

6. Violations.

Supplier shall immediately notify Company of any violation of this policy, whether by Supplier or Company’s employees. Upon receipt of notice, Company will evaluate the situation and take whatever action Company deems appropriate, which may include suspension or termination of any agreement between Company and Supplier.

ATTACHMENT B

CONSULTANT TRAVEL POLICY

PURPOSE:

The policies contained herein are the mandatory travel and other business expense policies for Consultants to ensure that expenses incurred are for legitimate business purposes only.

United Rentals will permit Consultants in accordance with this policy to incur travel and other business expenses that are: reasonable and necessary to accomplish an approved United Rentals business purpose, reported in a timely manner, properly documented, and approved by the proper authority. Any deviations from this policy must be pre-approved by the senior-most manager executing the Consultant Agreement and approving the Work. The written approval must be submitted with the invoice for travel expenses.

Any misrepresentation of expenses or any other violations of this policy will result in corrective action up to and including termination of the Agreement.

Regardless of the expense, original receipts must be submitted for all business expenses for which Consultant invoices.

Expenses must be invoiced in a timely fashion, no later than 21 days after the date of the expense transaction.

Hotel or other charges must not be pre-paid.

The following are examples of non-reimbursable expenses; but, do not represent an exhaustive list:

Adult entertainment

Air phone usage

ATM fees

Baby-sitting, child care, day care

Barbers and hairdressers

Cell phone purchases, non-essential accessories, repairs, installations, monthly fees

Clothing or toiletry items

Club Dues

Entertainment at locations that exclude individuals due to race, gender, religion, etc.

Excess baggage charges: The first-bag charge is permitted, if charged by airline

Fines for driving or parking violations

Insurance for auto rentals

Laundry or valet services for travel fewer than five (5) days

Lost airline ticket fees

Loss or theft of personal funds or property

Lost baggage

Luggage and briefcases

Medical expenses, prescriptions and over-the-counter drugs while traveling

Hotel room mini-bar refreshments

Movies (including in-flight and hotel in-room movies)

Optional travel or baggage insurance

Personal accident insurance

Personal entertainment

Saunas, massages, health club use

Shoe shine

Air Travel

All airfares must be the lowest logical fare available in economy class, with flights scheduled as early in advance as possible.

Reservations should be made at least two (2) weeks in advance of the date of departure unless at the request of United Rentals.

The lowest logical fare is defined as the least costly fare that:

•	Uses a regular scheduled commercial aircraft;

•	Prohibits preference of any airline, type of aircraft and connecting airports;

•	May require one plane transfer on either or both the departure or return, if reasonable;

•

Departs from the airport nearest to the Consultant’s location or at the discretion of the Consultant from an airport offering a fare which is more cost effective for the Consultant, including parking, mileage or additional overnight stays;

•

Allows for up to a two (2) hour leeway in scheduling which may necessitate that the Consultant arrive up to two (2) hours early to their business activities or depart up to two (2) hours after the end of their business activities.

First class and business class travel is not permitted.

e-tickets should be obtained instead of paper tickets.

If the airline charges a fee to check luggage, the fee for the first bag is permitted. Fees for additional bags are not reimbursed.

Lodging

Consultant should use United Rentals’ designated class of preferred hotels and request United Rentals rate or other best available rate when reserving a hotel room.

Hotel stays of more than seven (7) consecutive days are considered extended stays. Those stays are expected to use weekly or long-term rates where available.

The detailed room billing (indicating dates of arrival and departure, number of days, location, room rate, taxes and other expenses detailed).

Charges for guaranteed reservations that the Consultant failed to cancel are not permitted.

Auto Rentals

Order economy, sub-compact or compact cars only unless Consultant is conducting a shoot in which case a van or other vehicle as appropriate may be rented. Mid-size rentals are permitted if two or more people are sharing. Rentals of all full size vehicles must be pre-approved by the United Rentals client.

Additional equipment such as navigation systems is not a reimbursable expense.

Consultants should refuel before returning their rental car. Refueling charges incurred that are not arranged in advance will not be reimbursed.

Mileage Allowance for Business Use of Personal Vehicles

Mileage will be reimbursed at the IRS reimbursement rate in effect at the time the mileage occurred.

Consultant Individual Meals

Meal Allowance: The cost of reasonably priced meals during business travel is reimbursable. Expense amounts are limited to a maximum combined amount for Breakfast, Lunch and Dinner of $65 (not including tax and gratuity) per person, per day. This is not a per diem rate, but is reimbursed for expenses actually incurred, broken out by meal and accompanied by receipts.

All other charges must be approved in writing by United Rentals prior to the expense being incurred.